Exhibit 99.1

Company Contact:	Investor Contacts:
PhotoMedex, Inc.	Lippert/Heilshorn & Associates, Inc.
Dennis McGrath, CFO	Kim Sutton Golodetz (Kgolodetz@lhai.com)
(215) 619-3287	(212) 838-3777
info@photomedex.com	Bruce Voss (Bvoss@lhai.com)
(310) 691-7100

PHOTOMEDEX ANNOUNCES RESULTS
OF STOCKHOLDERS’ MEETING

Montgomeryville, PA — January 26, 2009 — PhotoMedex, Inc. (Nasdaq: PHMD) announced the results of its 2009 Annual Stockholders’ Meeting held on January 26, 2009, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The following matters were approved by the Company’s stockholders:

•	Election to the Company’s Board of Directors each of Richard J. DePiano, Jeffrey F. O’Donnell, Alan R. Novak, Anthony J. Dimun, David W. Anderson, Wayne M. Withrow and Stephen P. Connelly.

•	Ratification of the appointment of Amper, Politziner & Mattia, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

•
An amendment to the Company’s 2005 Equity Compensation Plan to increase the number of shares of the Company’s common stock, reserved for issuance thereunder from 6,160,000 to 8,160,000 shares and add provisions relating to the grant of performance-based stock awards that are designed to qualify as “qualified performance-based compensation” under Internal Revenue Code Section 162(m).

•
Issuance of shares of the Company’s common stock pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of August 4, 2008, by and between the Company and Perseus Partners VII, L.P., and upon conversion of the Promissory Notes and exercise of the Warrants, each as issued pursuant to the Securities Purchase Agreement.

•
An amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio of 1-for-7 and authorize the Company’s Board of Directors to implement the reverse stock split at any time prior to the 2010 annual meeting of stockholders by filing an amendment to the Company’s Certificate of Incorporation.

•	An amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000.

Following the Stockholder Meeting, on January 26, 2009, the Company filed an amendment to its Certificate of Incorporation to effect the reverse stock split and the increase in the number of authorized shares of common stock.

About PhotoMedex
PhotoMedex is engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition, as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, and salons. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on managements’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.